Exhibit 10.3

HongKong Takung Assets and Equity of Artworks
Exchange Co., Limited

Convention of Joint Owners of Artworks

This convention is signed by all joint owners who commit to abide by this convention consciously.

Article 1 This convention is enacted in accordance with the relevant laws of the Hong Kong Special Administrative Region (HKSAR) to protect the lawful rights and interests of joint owners of artworks of HongKong Takung Assets and Equity of Artworks Exchange Co., Limited (hereinafter referred to as “the Exchange”) and to ensure that artwork investment activities are safe and orderly.

Article 2 Artwork holders who retain artwork units, offering agents who subscribe for artwork units and traders who purchase and hold the artwork units in accordance with the rules enacted by the Exchange shall be the joint owners of the artwork. Joint owners shall obtain the title of the artwork which corresponds to the artwork units they have purchased. All joint owners of an artwork shall share the ownership of the artwork in proportion to the artwork units they have purchased.

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Article 3 Joint owners shall exercise their rights to the artwork and undertake corresponding obligations in accordance with the articles of this convention, and deal with their artwork units in accordance with the articles of this convention and the relevant rules of the Exchange.

Article 4 Following the acquisition of artwork units by the joint owners, the Exchange is automatically authorized to act on behalf of the joint owners to designate and change the transportation carrier or the depositary, and to sign, modify, cancel and terminate relevant documents such as the agreements for transportation or depositary, and to deliver, deposit and get back the artwork. Joint owners are entitled to claim restitution of the artwork corresponding to the artwork units they held. If joint owners holding the entire units of the underlying artwork reach a consensus to claim restitution of the artwork, they shall jointly submit an application to the Exchange and designate a representative to receive the artwork from the depositary who will be informed by the Exchange to make restitution. Joint owners of only part of the units are not entitled to claim restitution.

Article 5 Following the acquisition of artwork units by the joint owners, the Exchange is automatically authorized to act on behalf of the joint owners to designate and change the insurer, to have the artwork insured and to sign, modify, cancel and terminate relevant documents such as the insurance contract entered into with the insurer.

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Article 6 Following the acquisition of artwork units by the joint owners, the Exchange is automatically authorized to act on behalf of the joint owners to decide whether to display the artwork (either regularly or not regularly), and to determine all relevant matters such as the time, venue, manner and duration of the display. Artworks shall normally be displayed for free and the joint owners shall not claim any right of income therefrom except for certain special circumstances in respect of which the Exchange has issued announcement and made relevant arrangements as to how to deal with the proceeds from display.

Article 7 Following the acquisition of artwork units by the joint owners, the Exchange is automatically authorized to act on behalf of the joint owners, when it is discovered that the artwork needs to be maintained and repaired, to decide whether to carry out special treatment such as maintenance and repair work on the artwork, to determine all relevant matters such as the time, venue, craftsman, method and cost of maintenance and repair work, and to sign relevant documents. The costs, risks and losses incurred by such maintenance and repair work shall be borne by the joint owners.

Article 8 On condition that joint owners irrevocably waive the right of first refusal on the artwork units, the trading in artwork units shall be conducted according to the principle of price priority and the principle of time priority in accordance with the rules of the Exchange.

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Article 9 Joint owners are entitled to pledge their artwork units. Joint owners who pledge their artwork units are required to sign a written pledge contract with the pledgee and apply to the Exchange for registration of the pledge. The pledgee shall agree that when there is the occurrence of special circumstances according to the rules of the Exchange such as settlement upon expiry, the pledgee will unconditionally agree that the Exchange shall handle the situation in accordance with the rules of the Exchange. The Exchange shall approve the pledge registration if the above conditions are satisfied. The joint owners are not allowed to sell their pledged artwork units or claim any restitution during the term of pledge except with the prior approval from the pledgee.

Article 10 The joint owners whose artwork units are frozen according to the law are not allowed to sell the frozen units or claim any restitution of the artwork during the period when the artwork units are frozen except with the prior approval from the party that freezes the artwork units.

Article 11 Joint owners shall not claim the partitioning of the artwork, shall not claim discount, auction or sale of the artwork or partitioning of the money received without the consensus of all joint owners.

Article 12 Joint owners are entitled to sell their artwork units according to the trading rules of the Exchange, and the claim for restitution corresponding to the sold artwork units is accordingly transferred in lieu of actual delivery of the artwork, whereas the title owned by the joint owners is instantly eliminated.

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Article 13 As titleholder of the artwork, the joint owners shall bear the risks of damage and loss of the artwork in proportion to the artwork units held. Joint owners are entitled to demand compensation from relevant person liable if the depositary organizations, insurance organizations or other third parties shall bear the responsibility for the damage and loss.

Article 14 Upon the expiry of the specified trading term for the artwork units and on condition that all joint owners agree to settlement by auction, the proceeds from successful settlement by auction, after deducting the auction fee, shall be distributed to the joint owners in proportion to their respective holding of artwork units prior to settlement; in case the settlement by auction is not successful, the artwork will continue to be traded on the Exchange until the next period as specified by the Exchange for settlement by auction.

Article 15 If all joint owners of the same artwork reach a consensus to change certain articles of this convention or the arrangement on transportation, depositary, insurance and display determined by the Exchange, they shall jointly lodge a written application to the Exchange and discuss details with the Exchange on how to handle the matters.

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